Exhibit 99.1
FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Fourth Quarter and Fiscal Year 2005 Results
DALLAS, TEXAS: August 4, 2005 — Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions announced fourth quarter fiscal year 2005 revenues of $1.21 billion, an increase of 14% compared to $1.06 billion reported in the prior year. Fourth quarter fiscal year 2005 diluted earnings per share were $0.87 compared to $0.68 reported in the prior year quarter. Excluding the net unfavorable impact of approximately $0.03 in the prior year quarter related to an unfavorable litigation settlement and divestiture tax benefit, diluted earnings per share increased 23%.
Fiscal year 2005 revenues were $4.35 billion, an increase of 13% versus the prior year period when excluding the revenues associated with fiscal year 2004 divestitures. Diluted earnings per share for the year ended June 30, 2005 were $3.19, which includes a tax benefit associated with a prior year divestiture of $0.07 per diluted share.
“We finished fiscal year 2005 with solid financial performance,” said Jeff Rich, ACS’ Chief Executive Officer. Mr. Rich continued, “Earnings per share growth accelerated during the fourth quarter, cash flow metrics were extremely strong and operating margins were solid. New business signings were the third highest quarter in our history and will help drive improved internal revenue growth in fiscal 2006. In addition to our solid financial performance, we significantly improved our competitive position in the healthcare market and the emerging human resources market during fiscal 2005. We also took steps to expand our international business and position our Government business for growth. We are executing with discipline, and look forward to continued growth in fiscal year 2006.”
Key highlights from ACS’ fiscal 2005 fourth quarter include:
•	Total revenue growth for the fourth quarter was 14% excluding the fiscal year 2004 divestitures of a majority of the Federal business and the Hanscom Air Force Base contracts (“Divestitures”). Total growth for the commercial segment, which accounted for 54% of revenues this quarter, was 37%. Total revenue growth for the government segment, which accounted for 46% of revenues this quarter, was a negative 4%. Consolidated internal revenue growth was flat for the fourth quarter. Internal growth in the Commercial segment was 7% while internal growth in the Government segment was a negative 5%.

•	Fourth quarter diluted earnings per share was $0.87, a 23% increase compared to an adjusted $0.71 in the comparable prior year period. The fourth quarter of fiscal year 2004 reported diluted earnings per share of $0.68 included a $0.01 per diluted share benefit related to a divestiture tax benefit and an approximate $0.04 per diluted share charge associated with settlement of a lawsuit involving stock options granted in 1988.

•	Cash flow from operations during the fourth quarter, adjusted to exclude the temporary net benefit from the Mellon transaction and related financing activity, was a Company record at approximately $211 million, or 17.4% of revenues. Capital expenditures and additions to intangible assets were approximately $89 million, or 7.3% of revenues. Free cash flow during the fourth quarter, which also excludes the net temporary benefit from the Mellon transaction and related financing activity, was $122 million, or 10.0% of revenues. The net benefit from the Mellon transaction includes two components. The first component is a $76 million temporary cash flow benefit arising from Mellon Financial Corporation funding certain operating expenses of the acquired business that were not reimbursed by the Company until after June 30, 2005 per the terms of a Transition Services Agreement. This agreement will expire at the end of the second quarter of fiscal year 2006 upon full integration of the former Mellon employees and related accounting systems. The second component is a payment of approximately $19 million related to the settlement of interest rate hedges associated with the Company’s $500 million senior note offering.

•	Annualized recurring new business signings were $216 million during the quarter representing the third highest quarter in Company history. These new business signings represent over $1 billion of total contract value.

•	During the fourth quarter, the Company completed the acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation, with trailing revenue of approximately $638 million, for approximately $405 million.

•	During the fourth quarter, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes. The net proceeds from the offering of approximately $496 million, after deducting underwriting costs and expenses, were applied to repay a portion of ACS’ indebtedness under its $1.5 billion credit facility, part of which was incurred in connection with its recently completed acquisition of the human resources consulting and outsourcing businesses of Mellon Financial Corporation.

•	Subsequent to June 30, 2005 the Company acquired LiveBridge, Inc. for $32 million, plus contingent payments of up to $32 million based on future financial performance. LiveBridge, with trailing revenues of approximately $100 million, is a global customer interaction services company with several worldwide customer care centers and a diverse, multilingual workforce.

•	Subsequent to June 30, 2005 the Company announced the signing of a definitive agreement to acquire the Transport Revenue division of Ascom AG (“ATR”), a Switzerland based communications company for approximately $104 million. ATR, with trailing revenue of approximately $180 million, consists of three business units — fare collection, airport parking solutions and toll collection with office locations across nine countries. The transaction is expected to close during the second quarter of fiscal year 2006 and is subject to international and regulatory approvals.
Key highlights from ACS’ fiscal year 2005 results include:
•	Total revenue growth and internal revenue growth for the fiscal year ended June 30, 2005 excluding the Divestitures were 13% and 4%, respectively.

•	Reported diluted earnings per share for fiscal year 2005 was $3.19, which includes a $0.07 per diluted share benefit related to a tax benefit from a prior year divestiture. Adjusted diluted earnings per share for fiscal year 2005 of $3.12 represents an 18% increase versus the prior year adjusted diluted earnings per share of $2.64. Fiscal year 2004 reported diluted earnings per share of $3.83 included a $1.31 per diluted share gain from Divestitures, a charge of $0.09 per diluted share associated with the settlement with the Georgia Department of Community Health, income tax benefits from divestiture related activities of $0.01 per diluted share and a $0.04 per diluted share charge associated with settlement of a lawsuit involving stock options granted in 1988.

•	Cash flow from operations for fiscal year 2005, adjusted to exclude the temporary net benefit from the Mellon transaction and related financing activity discussed above, was a Company record at approximately $683 million, or 15.7% of revenues. Capital expenditures and additions to intangible assets were approximately $289 million, or 6.6% of revenues. Free cash flow for fiscal year 2005, again adjusted to exclude the temporary net benefit from the Mellon transaction and related financing activity, was $394 million, or 9.1% of revenues.

•	Annualized recurring new business signings were a Company record at $700 million for fiscal year 2005, representing 17% growth over the prior year after adjusting for closed new business related to the Divestitures. These new business signings represent over $3 billion of total contract value.

•	During the year, the Company refinanced its $875 million revolving credit facility with a $1.5 billion, multi-currency, senior unsecured revolving credit facility with a five-year term. At June 30, 2005, the Company had about $1.2 billion of availability under this facility and had a total debt-to-total capitalization ratio of 21%.

•	During fiscal year 2005, the Company repurchased approximately 5 million shares, or 4% of the Class A common stock for an aggregate purchase price of $251 million, or an average share purchase price of approximately $50. Approximately 2.5 million shares, or $120 million, were repurchased during the fourth quarter at an average price of $48. As of June 30, 2005, the Company has approximately $256 million of availability remaining under its share repurchase program.

Financial Outlook
The Company’s guidance for fiscal year 2006 is as follows:
•	Total revenue growth is now expected to be greater than 25%, which includes all completed or announced acquisitions.

•	Diluted earnings per share including stock option expense and Mellon integration costs is expected to range from $3.30 to $3.55 per share. The guidance range for diluted earnings per share assumes 5% to 6% dilution from stock option expense.
ACS will discuss these results on a conference call and webcast on www.acs-inc.com at 3:30 p.m. CDT today. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website and will use certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided.
ACS, a FORTUNE 500 company with more than 50,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to Our Business” in the Company’s prior filings with the Securities and Exchange Commission, including the prospectus supplement (registration number 333-68656) filed pursuant to Rule 424(b)(5) on June 2, 2005. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

Use of Non-GAAP Financial Information
The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.
These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, free cash flow is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies. In addition, adjusted cash flow from operating activities and adjusted free cash flow measures are provided in order to present the impact of certain transactions or events on cash flow from operations and free cash flow that management expects to be infrequently occurring, so that investors can evaluate, and separate, the impact of these events on the Company’s reported cash flows. We believe these adjusted measures are more indicative of the Company’s cash flows and allow investors to analyze the performance of the Company in the same manner as management.
Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands except per share amounts)

	Three months ended			Fiscal Year ended
	June 30,			June 30,
	(Unaudited)	(Unaudited)		(Unaudited)		(Audited)
	2005	2004		2005		2004
Revenues (1)	$1,214,392	$1,062,447		$4,351,159		$4,106,393	(3)

Expenses:

Wages and benefits	547,371	444,938		1,867,983		1,790,479	(2)

Services and supplies	268,448	283,929		1,046,341		1,090,207	(3)

Rent, lease and maintenance	138,968	115,764		503,132		416,394

Depreciation and amortization	65,073	52,288		232,779		183,796	(2)

Gain on sale of business (2)	—	(434)		—		(285,273)

Other operating expenses	15,828	22,981	(6)	46,443		67,079	(3)(4)(6)

Total operating expenses	1,035,688	919,466		3,696,678		3,262,682

Operating income	178,704	142,981		654,481		843,711

Interest expense	8,084	2,778		18,596		17,037
Other non-operating income, net	(3,378)	(918)		(5,186)		(2,509)

Pretax profit	173,998	141,121		641,071		829,183

Income tax expense	63,021	50,862	(5)	225,126	(5)	299,340	(5)

Net income	$110,977	$90,259		$415,945		$529,843

Earnings per common share:

Basic	$0.88	$0.69		$3.26		$4.03

Diluted (7)	$0.87	$0.68		$3.19		$3.83

Shares used in computing earnings per common share:

Basic	126,087	130,216		127,560		131,498

Diluted (7)	128,279	133,304		130,382		139,646

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(1)	For the three and twelve months ended June 30, 2005, the Company generated internal revenue growth of 0% and 4%, respectively. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2005	2004	Growth %(a)	2005	2004	Growth % (a)
Total Revenues	$1,214	$1,062	14%	$4,351	$4,106	6%

Less: Divested	—	—	—	—	(258)	—

Adjusted Base	$1,214	$1,062	14%	$4,351	$3,848	13%

Acquired revenues*	$151	$—	14%	$399	$45	9%

Internal Revenues	1,063	1,062	—	3,952	3,803	4%

Total	$1,214	$1,062	14%	$4,351	$3,848	13%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.
(2)	During the second quarter of fiscal 2004, the Company completed the Federal divestiture. During the third and fourth quarter of fiscal 2004, the Company completed the working capital adjustment associated with this divestiture resulting in an insignificant incremental gain. Fiscal year 2004 includes an approximate net benefit of $281 million ($179 million after tax), or $1.29 per diluted share associated with the divestiture, discontinuance of depreciation and amortization related to the assets held for sale and compensation costs associated with former Federal employees. This net benefit before taxes is recorded in three components: (i) Wages and benefits includes a $10 million ($0.04 per diluted share) compensation charge related to former Federal employees; (ii) Depreciation and amortization includes a $6 million benefit ($0.03 per diluted share) associated with the discontinuance of depreciation and amortization, and (iii) Gain on sale of business represents a $285 million gain ($1.30 per diluted share) on the divestiture.

(3)	Fiscal year 2004 includes a pretax profit charge of $19 million ($12 million after tax), or $0.09 per diluted share associated with the settlement with the Georgia Department of Community Health. This charge is recorded in three components: (i) Revenue includes a $7 million reduction resulting from the change in our percentage-of-completion estimates; (ii) Services and supplies includes a charge of $2 million associated with the accrual of wind-down costs associated with the cancellation of Phase II; and, (iii) Other operating expenses include an accrual of $10 million that was paid to the State of Georgia Department of Community Health.

(4)	During the third quarter of fiscal year 2004, the Company completed the Hanscom divestiture, which resulted in a benefit of approximately $5 million ($3 million after tax), or $0.02 per diluted share. This benefit is recorded in Other operating expenses.

(5)	During the third quarter of fiscal year 2005, the Company recognized an income tax benefit related to the Federal divestiture resulting in a benefit to net income of approximately $9 million, or $0.07 per diluted share. During the fourth quarter of fiscal year 2004, the Company recognized a divestiture related tax benefit totaling approximately $2 million, or $0.01 per diluted share.

(6)	Subsequent to fiscal year end 2004, the Company settled an outstanding lawsuit involving stock options granted in 1988. As a result, the fourth quarter of fiscal year 2004 includes a charge of $10 million ($6 million after tax), or approximately $0.04 per diluted share. This charge is recorded in Other operating expenses.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(7)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $5 million for the fiscal year ended June 30, 2004. In addition, the diluted weighted shares include 4.7 million shares for the fiscal year ended June 30, 2004, representing shares that would be issued upon conversion of the notes.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2005	2004
	(Unaudited)(8)	(Audited)
ASSETS:

Cash and cash equivalents	$62,685	$76,899

Accounts receivable, net	1,061,590	873,471

Other current assets	119,822	94,054

Total current assets	1,244,097	1,044,424

Property, equipment and software, net	684,602	521,772

Goodwill, net	2,445,993	1,969,326

Other intangible assets, net	344,551	283,767

Other long-term assets	128,533	87,953

TOTAL ASSETS	$4,847,776	$3,907,242

LIABILITIES:

Accounts payable	$62,788	$61,749

Accrued compensation	175,782	133,530

Other accrued liabilities	471,577	342,648

Income taxes payable	2,310	10,628

Deferred taxes	41,290	25,426

Current portion of long-term debt	6,192	2,048

Current portion of unearned revenue	86,217	61,541

Total current liabilities	846,156	637,570

Long-term debt	750,355	372,439

Long-term deferred taxes	229,106	234,183

Other long-term liabilities	183,731	72,563

TOTAL LIABILITIES	2,009,348	1,316,755

TOTAL STOCKHOLDERS’ EQUITY	2,838,428	2,590,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,847,776	$3,907,242

(8) Subject to finalization of valuation of assets acquired in the human resources consulting and outsourcing business of Mellon Financial Corporation.